Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS THIRD QUARTER FINANCIAL RESULTS
MOUNT AIRY, N.C., July 22, 2010 — Insteel Industries, Inc. (NasdaqGS: IIIN) today reported net earnings of $1.6 million ($0.09 per share) for the third quarter of fiscal 2010 compared with a net loss of $1.7 million ($0.10 per share) in the third quarter of fiscal 2009. The net loss in the prior year quarter included a pre-tax charge of $2.9 million ($0.10 per share after-tax) for inventory write-downs to reduce the carrying value of inventory to the lower of cost or market.
Net sales for the third quarter of fiscal 2010 increased 8.8% to $62.0 million from $57.0 million in the third quarter of fiscal 2009. Shipments for the third quarter of fiscal 2010 increased 8.5% on a year-over-year basis while average selling prices increased 0.3%. On a sequential basis, shipments increased 8.0% from the second quarter of fiscal 2010 and average selling prices increased 9.7%.
For the first nine months of fiscal 2010, net earnings were $2.1 million ($0.12 per share) compared with a net loss of $23.8 million ($1.37 per share) in the first nine months of fiscal 2009. The nine-month results include pre-tax charges of $1.9 million ($0.07 per share after-tax) in the current year period and $25.9 million ($0.94 per share after-tax) in the prior year period for inventory write-downs to reduce the carrying value of inventory to the lower of cost or market. Net sales for the first nine months of fiscal 2010 decreased 8.1% to $155.4 million from $169.2 million in the first nine months of fiscal 2009. Shipments for the first nine months of fiscal 2010 increased 14.5% from the first nine months of fiscal 2009 while average selling prices decreased 19.8%.
Insteel’s financial results for the third quarter of fiscal 2010 were favorably impacted by the increase in shipments, higher spreads between selling prices and raw material costs, and lower unit conversion costs. Despite the improvement in shipments for the quarter, demand for the Company’s products remained at depressed levels due to the ongoing weakness in the construction sector. Unit conversion costs benefited from increased operating schedules at Insteel’s manufacturing facilities during the quarter as the Company’s overall capacity utilization rose to 52% from 49% in the second quarter of fiscal 2010 and 42% in the third quarter of fiscal 2009.
Operating activities used $6.8 million of cash for the third quarter of fiscal 2010 while providing $23.1 million in the third quarter of fiscal 2009 primarily due to the year-over-year changes in net working capital. Net working capital used $10.7 million of cash during the current year quarter primarily due to a $9.7 million increase in inventories from the reduced levels as of the beginning of the quarter. During the prior year quarter, net working capital provided $20.7 million largely due to a $17.0 million decrease in inventories resulting from the Company’s inventory reduction initiatives. Capital expenditures for the nine-month period were $1.2 million compared with $1.7 million for the same period last year and are expected to total less than $3.0 million for fiscal 2010. Insteel ended the quarter debt-free with $44.2 million of cash and cash equivalents.
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

PC Strand Trade Actions
In May 2009, a coalition of domestic PC strand producers, including Insteel, filed antidumping (“AD”) and countervailing duty (“CVD”) petitions with the U.S. Department of Commerce (“DOC”) alleging that imports of PC strand from China had caused material injury to the domestic industry. The petitions alleged that imports of PC strand from China were being “dumped” or sold in the U.S. at a price that was lower than its fair value and that subsidies were being provided to Chinese PC strand producers by the Chinese government. Following the completion of its investigative process, on June 29, 2010, the DOC ruled in favor of the petitioners, imposing final CVD margins ranging from 9.42% to 45.85% and AD margins ranging from 42.97% to 193.55%. As a result, domestic importers of Chinese PC strand are now required to post cash deposits in the amount of the final margins with U.S. Customs and Border Protection.
“We are pleased by the DOC’s ruling, which should serve to level the competitive playing field with Chinese PC strand producers and put an end to their irrational pricing tactics,” commented H.O. Woltz III, Insteel’s president and CEO. “We expect that the favorable impact from the trade cases and the duties that have been imposed will become more apparent in our financial results when market conditions rebound.”
Outlook
Commenting on the outlook for the remainder of 2010, Woltz said, “As we move into the second half of the year, we expect business conditions to remain challenging with private nonresidential construction, our primary demand driver, continuing to trend at depressed levels. This weakness is likely to persist until a recovery takes hold in the private sector that includes job growth as well as increased availability of credit for construction financing, particularly for commercial projects. The near-term outlook for infrastructure construction is clouded by the ongoing delay in enacting a new multi-year federal highway funding authorization, with no action anticipated until sometime after the November mid-term elections together with the massive budget shortfalls at the state and local level.
As reflected in our third quarter results, heightened competitive pricing activity has prevented us from fully recovering higher raw material costs in our markets. It is likely that this margin pressure will intensify during our fourth fiscal quarter before abating, assuming that raw material costs moderate as expected in the coming months. As we navigate our way through this difficult environment, we continue to focus on our operating fundamentals and those factors we can control, closely aligning our production schedules with demand, managing our costs, maintaining our strong balance sheet and financial flexibility, and positioning ourselves to capitalize on any strategic growth opportunities that may develop.”
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/ and will be archived for replay until the next quarterly conference call.
About Insteel
Insteel is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement,
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Insteel Industries, Inc.

including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended October 3, 2009. You should carefully review these risks and uncertainties.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; credit market conditions and the relative availability of financing to the Company, its customers and the construction industry as a whole; the timing and magnitude of the impact of the federal infrastructure-related funding provided for under the American Recovery and Reinvestment Act and the anticipated resolution of a new multi-year federal transportation funding authorization; the reduced level of spending for nonresidential construction, particularly commercial construction, and the impact on demand for the Company’s concrete reinforcing products; the severity and duration of the downturn in residential construction and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on the Company’s unit manufacturing costs; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental, economic or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the other risks and
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Insteel Industries, Inc.

uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended October 3, 2009 and in other filings made by the Company with the SEC.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 3,	June 27,	July 3,	June 27,
	2010	2009	2010	2009
Net sales	$61,956	$56,963	$155,425	$169,166
Cost of sales	54,266	52,889	137,841	167,453
Inventory write-downs	—	2,898	1,933	25,853

Gross profit (loss)	7,690	1,176	15,651	(24,140)
Selling, general and administrative expense	4,317	4,016	12,241	13,117
Other income, net	(2)	(1)	(252)	(50)
Interest expense	116	147	411	484
Interest income	(45)	(16)	(71)	(118)

Earnings (loss) from continuing operations before income taxes	3,304	(2,970)	3,322	(37,573)
Income taxes	1,680	(1,233)	1,177	(13,855)

Earnings (loss) from continuing operations	1,624	(1,737)	2,145	(23,718)
Loss from discontinued operations net of income taxes of ($12), ($6), ($26) and ($37)	(19)	(12)	(42)	(61)

Net earnings (loss)	$1,605	$(1,749)	$2,103	$(23,779)

Per share amounts:
Basic:
Earnings (loss) from continuing operations	$0.09	$(0.10)	$0.12	$(1.37)
Loss from discontinued operations	—	—	—	—

Net earnings (loss)	$0.09	$(0.10)	$0.12	$(1.37)

Diluted:
Earnings (loss) from continuing operations	$0.09	$(0.10)	$0.12	$(1.37)
Loss from discontinued operations	—	—	—	—

Net earnings (loss)	$0.09	$(0.10)	$0.12	$(1.37)

Cash dividends declared	$0.03	$0.03	$0.09	$0.09

Weighted average shares outstanding
Basic	17,492	17,392	17,454	17,364

Diluted	17,695	17,392	17,661	17,364

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	July 3,	April 3,	October 3,
	2010	2010	2009
Assets
Current assets:
Cash and cash equivalents	$44,170	$52,263	$35,102
Accounts receivable, net	28,450	23,205	21,283
Inventories	41,815	32,160	38,542
Prepaid expenses and other	2,604	2,413	16,724

Total current assets	117,039	110,041	111,651
Property, plant and equipment, net	60,407	61,735	64,204
Other assets	5,649	5,343	4,382
Non-current assets of discontinued operations	1,880	1,880	1,880

Total assets	$184,975	$178,999	$182,117

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$21,458	$19,368	$23,965
Accrued expenses	7,969	5,837	5,215
Current liabilities of discontinued operations	214	222	219

Total current liabilities	29,641	25,427	29,399
Other liabilities	5,889	5,760	5,465
Long-term liabilities of discontinued operations	157	165	183
Shareholders’ equity:
Common stock	17,582	17,576	17,525
Additional paid-in capital	45,412	44,855	43,774
Retained earnings	88,814	87,736	88,291
Accumulated other comprehensive loss	(2,520)	(2,520)	(2,520)

Total shareholders’ equity	149,288	147,647	147,070

Total liabilities and shareholders’ equity	$184,975	$178,999	$182,117

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 3,	June 27,	July 3,	June 27,
	2010	2009	2010	2009
Cash Flows From Operating Activities:
Net earnings (loss)	$1,605	$(1,749)	$2,103	$(23,779)
Loss from discontinued operations	19	12	42	61

Earnings (loss) from continuing operations	1,624	(1,737)	2,145	(23,718)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by (used for) operating activities of continuing operations:
Depreciation and amortization	1,772	1,826	5,230	5,395
Amortization of capitalized financing costs	93	125	342	374
Stock-based compensation expense	501	441	1,604	1,426
Excess tax benefits from stock-based compensation	—	(1)	(3)	(3)
Inventory write-downs	—	2,898	1,933	25,853
Loss on sale of property, plant and equipment	2	4	13	24
Deferred income taxes	(222)	(258)	(439)	81
Decrease (increase) in cash surrender value of life insurance over premiums paid	274	—	(10)	—
Net changes in assets and liabilities:
Accounts receivable, net	(5,245)	(1,282)	(7,167)	24,946
Inventories	(9,655)	17,006	(5,206)	10,198
Accounts payable and accrued expenses	4,159	5,024	83	(23,138)
Other changes	(91)	(959)	14,167	(14,842)

Total adjustments	(8,412)	24,824	10,547	30,314

Net cash provided by (used for) operating activities — continuing operations	(6,788)	23,087	12,692	6,596
Net cash used for operating activities — discontinued operations	(33)	(30)	(73)	(58)

Net cash provided by (used for) operating activities	(6,821)	23,057	12,619	6,538

Cash Flows From Investing Activities:
Capital expenditures	(347)	(302)	(1,249)	(1,684)
Decrease (increase) in cash surrender value of life insurance policies	(30)	(269)	(440)	85
Proceeds from sale of property, plant and equipment	—	—	—	13
Proceeds from surrender of life insurance policies	—	—	—	413

Net cash used for investing activities — continuing operations	(377)	(571)	(1,689)	(1,173)

Net cash used for investing activities	(377)	(571)	(1,689)	(1,173)

Cash Flows From Financing Activities:
Proceeds from long-term debt	81	2,322	231	22,796
Principal payments on long-term debt	(81)	(2,722)	(231)	(22,796)
Financing costs	(395)	—	(395)	—
Cash received from exercise of stock options	56	—	140	66
Excess tax benefits from stock-based compensation	—	1	3	3
Cash dividends paid	(527)	(526)	(1,580)	(10,330)
Other	(29)	—	(30)	(28)

Net cash used for financing activities — continuing operations	(895)	(925)	(1,862)	(10,289)

Net cash used for financing activities	(895)	(925)	(1,862)	(10,289)

Net increase (decrease) in cash and cash equivalents	(8,093)	21,561	9,068	(4,924)
Cash and cash equivalents at beginning of period	52,263	8	35,102	26,493

Cash and cash equivalents at end of period	$44,170	$21,569	$44,170	$21,569

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$23	$22	$69	$110
Income taxes	184	109	186	11,442
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	99	(131)	197	39
Declaration of cash dividends to be paid	—	526	—	526
Restricted stock surrendered for withholding taxes payable	—	—	52	9
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Insteel Industries, Inc.